Exhibit 99.1

Walker & Dunlop Reports

Second Quarter 2013 Results

SECOND QUARTER 2013 HIGHLIGHTS

•                  Origination volume of $2.6 billion, up 91% over second quarter 2012

•                  Total revenues of $90.7 million, up 94% over second quarter 2012

•                  Adjusted net income up 65% over second quarter 2012 to $15.3 million, or $0.44 per diluted share

•                  GAAP net income up 57% over second quarter 2012 to $14.5 million, or $0.42 per diluted share

•                  Servicing fees of $22.4 million, up 128% over second quarter 2012

•                  Servicing portfolio of $37.9 billion at June 30, 2013, up 116% over June 30, 2012

Bethesda, MD — August 8, 2013 — Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) announced today second quarter 2013 revenues of $90.7 million, a 94% increase from $46.7 million in the second quarter 2012.  Revenue growth was driven by a 91% increase in loan origination volume and a 128% increase in servicing fees.  Adjusted net income for the second quarter 2013, which excludes selected expenses relating to the acquisition of CWCapital(1), increased 65% to $15.3 million, or $0.44 per diluted share, from $9.3 million, or $0.42 per diluted share, in the prior year.  GAAP net income for the second quarter 2013 increased 57% from the second quarter 2012 to $14.5 million, or $0.42 per diluted share.

“91% loan origination growth, 94% revenue growth, and 65% adjusted net income growth are great numbers for the quarter,” stated Willy Walker, Walker & Dunlop’s Chairman and Chief Executive Officer. “We continue to grow significantly faster than the industry average by diversifying our lending operations and retaining the exceptional people we have at Walker & Dunlop.  HUD origination volumes rebounded nicely in the second quarter, and contributed to a 325% increase over the second quarter of 2012. Capital Markets origination volume of $758 million is a record and grew 87% year-on-year.  We made significant investments to build out our Capital Markets business in 2012 and we are very pleased with its growth and ability to meet our customers’ financing needs.”  Walker continued, “Fannie Mae became somewhat more selective during the quarter as it adjusted to its new lending cap, producing only modest growth of 26% over the second quarter 2012; however, we had record origination volumes and very robust growth of 176% with Freddie Mac.

“When we began the year, we laid out a plan to grow our Capital Market business and raise proprietary capital.  We have grown Capital Markets originations by 73% to $1.1 billion in the first half of 2013 and announced this week the launch of our largest proprietary capital initiative to date, a large loan bridge program.  However, when we established 2013 origination guidance, we did not know HUD would run out of commitment authority or that FHFA would impose a 10% reduction on the GSEs’ 2013 multifamily lending volumes. Given these changes, we are revising annual origination guidance from $10.0 to $12.0 billion to $9.0 to $11.0 billion, and we are establishing third quarter 2013 origination guidance of $2.0 to $2.5 billion.”

OPERATING RESULTS

LOAN ORIGINATIONS were $2.6 billion for the second quarter 2013 compared to $1.3 billion for the second quarter 2012, a 91% increase.  Capital Markets represented 30% of the quarter’s volume due to strong demand for commercial real estate loans by Life Companies and CMBS lenders. The combination of Walker & Dunlop and CWCapital’s origination teams contributed to a 325% increase in HUD originations.  Originations with Fannie Mae were $772 million, up 26% over second quarter 2012.  Freddie Mac originations of $616 million represented 176% growth year-on-year.

TOTAL REVENUES were $90.7 million for the second quarter 2013 compared to $46.7 million for the second quarter 2012, a 94% increase, driven by our increased loan origination volume and continued growth in servicing fees.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the second quarter 2013 were $63.1 million compared to $33.9 million for the second quarter 2012, an 86% increase.  The increase was driven by the year-over-year increase in loan volumes.  LOAN ORIGINATION FEES were $34.6 million for the second quarter 2013 compared to $17.1 million for the second quarter 2012, a 102% increase.  GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $28.5 million for the second quarter 2013 compared to $16.8 million for the second quarter 2012, a 69% increase.

TOTAL EXPENSES were $66.9 million for the second quarter 2013 compared to $31.6 million for the second quarter 2012, an increase of $35.3 million, or 112%.  Expenses increased due to acquiring CWCapital, investing in the growth of our Capital Markets platform, significant increases in amortization expense due to the growth of our MSR portfolio, write-offs of MSRs due to loan prepayments, and continued investments in our efforts to raise proprietary capital. Personnel expense was 41% of revenues for the second quarter 2013, compared to 37% for the second quarter 2012, reflecting the increase in compensation cost for attracting new members of our sales force and retaining existing originators. Amortization and depreciation expense increased $11.4 million to $18.2 million for the second quarter 2013, from $6.7 million for the second quarter 2012, due to the 129% growth of our MSR portfolio since June 30, 2012, and a $2.0 million increase in write-offs due to prepayments.

ADJUSTED INCOME FROM OPERATIONS was $25.1 million for the second quarter 2013, an increase of 66% over the second quarter 2012, resulting in a 28% ADJUSTED OPERATING MARGIN compared to 32% for the same period last year.  GAAP INCOME FROM OPERATIONS was $23.8 million for the second quarter 2013, an increase of 58% over the second quarter 2012, resulting in a GAAP OPERATING MARGIN of 26% compared to 32% for the same period last year.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $37.9 billion at June 30, 2013, a 116% increase from $17.6 billion at June 30, 2012.

SERVICING FEES were $22.4 million for the second quarter 2013 compared to $9.8 million for the second quarter 2012, a 128% increase.

The WEIGHTED AVERAGE SERVICING FEE was 24 basis points at June 30, 2013 compared to 23 basis points at June 30, 2012.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $14.6 billion at June 30, 2013 compared to $8.3 billion at June 30, 2012.  The 77% increase is primarily due to the addition of at risk loans acquired from CWCapital.

The Company’s at risk portfolio continues to demonstrate strong credit performance, as exemplified by the following credit metrics:

60+ DAY DELINQUENCIES were $9.1 million, or six basis points of the at risk servicing portfolio, at June 30, 2013 compared to $4.0 million, or five basis points of the at risk servicing portfolio, at June 30, 2012.

PROVISION FOR RISK-SHARING OBLIGATIONS for the second quarter 2013 was $0.8 million, or one basis point of the at risk portfolio, unchanged from the second quarter 2012.

NET WRITE-OFFS for the quarter ended June 30, 2013 were $4.5 million, or three basis points of the June 30, 2013 at risk servicing portfolio compared to $1.6 million or two basis points for the second quarter of the prior year.  Write-offs represent the cash settlement of provisions for losses recognized in prior periods.  During the second quarter, we settled six properties for which provisions were taken during 2010 and 2011 and have subsequently resulted in no additional charges to the Company.

YEAR-TO-DATE RESULTS

TOTAL REVENUES for the six months ended June 30, 2013 were $159.9 million compared to $81.1 million for the same period last year, a 97% increase.  The increase in total revenues was largely driven by increased LOAN ORIGINATIONS, from $2.0 billion to $4.3 billion and significant growth in our servicing portfolio. GAINS FROM MORTGAGE BANKING ACTIVITIES for the six months ended June 30, 2012 were $106.0 million, a 97% increase over the same period last year.  Servicing fees increased 127%, over the same period last year to $43.5 million.

TOTAL EXPENSES for the six months ended June 30, 2013 were $123.8 million compared to $56.5 million for the same period last year, a 119% increase.  The increase in total expenses was due to the acquisition of CWCapital, investments made in our Capital Markets and Proprietary Capital groups, as well as the organic growth of the Company.  Personnel expense as a percentage of total revenues for the six months ended June 30, 2012 was 41% compared to 36% for the same period last year.

ADJUSTED OPERATING MARGIN for the six months ended June 30, 2013 was 24% compared to 30% for the same period last year. GAAP OPERATING MARGIN was 23% for the six months ended June 30, 2013 compared to 30% for the same period last year.  ADJUSTED NET INCOME for the six months ended June 30, 2013 was $23.8 million compared to $15.1 million for the same period last year.  GAAP NET INCOME for the six months ended June 30, 2013 was $22.3 million.

(1) Selected expenses include acquisition and integration costs related specifically to the CWCapital acquisition, and amortization of customer contracts acquired from CWCapital.  For details of these selected expenses, and a reconciliation of adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations, and adjusted operating margin, refer to the section of this press release below titled “Adjusted Financial Metrics Reconciliation to GAAP” and “Non-GAAP Financial Measures”.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Thursday, August 8, 2013 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (866) 952-1906 from within the United States or (785) 424-1825 from outside the United States and are asked to reference the Conference ID: WDQ213. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time August 8, 2013 through August 22, 2013. Please call (800) 688-7339 from the United States or (402) 220-1347 from outside the United States.  An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Through its subsidiary Walker & Dunlop, LLC, Walker & Dunlop, Inc. (NYSE: WD) is one of the leading commercial real estate finance companies in the United States, with a primary focus on multifamily lending. As a Fannie Mae DUS®, Freddie Mac Program Plus® and MAP- and LEAN-approved FHA lender, the Multifamily and FHA Finance groups are focused on lending to property owners, investors, and developers of multifamily properties across the country. The Capital Markets group specializes in financing commercial real estate for owners and investors across the United States, securing capital from large institutions such as life insurance companies, commercial banks, CMBS lenders, pension funds, and specialty finance companies.  The Proprietary Capital group develops new financial products and provides institutional advisory, asset management, and investment management services with respect to debt, structured debt and equity, including interim financing. Walker & Dunlop, LLC has over 400 employees located in 20 offices nationwide. More information about the Company can be found at www.walkerdunlop.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company presents the following non-GAAP financial measures, each of which excludes selected expenses related to the CWCapital acquisition:  adjusted net income, adjusted diluted earnings per share, adjusted total expenses, adjusted income from operations and adjusted operating margin.

These supplemental measures exclude acquisition and integration costs specifically related to the CWCapital acquisition, and amortization of customer contracts and other intangible assets acquired from CWCapital.  The Company believes that these non-GAAP measures facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such costs are not, in our view, related to the Company’s ongoing operational performance. We use these non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                                   the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                                   the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•                                   a better understanding of how management plans and measures the Company’s underlying business.

These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

For more information on these non-GAAP financial measures, refer to the section of this press release below entitled “Adjusted Financial Metrics Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘predicts,’’ or ‘‘potential’’ or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section entitled ‘‘Risk Factors” in our most recent Annual Report on Form 10-K and in our subsequent SEC filings.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2013 and December 31, 2012

(In thousands, except share and per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$66,289	$65,027
Restricted cash	9,403	7,130
Pledged securities, at fair value	39,974	33,481
Loans held for sale, at fair value	443,279	1,101,561
Loans held for investment	47,151	9,468
Servicing fees and other receivables, net	25,704	40,933
Derivative assets	39,651	21,258
Mortgage servicing rights	341,770	315,524
Goodwill	60,212	59,735
Intangible assets	2,900	4,644
Other assets	21,899	29,872
Total assets	$1,098,232	$1,688,633

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable and other accruals	$104,926	$122,798
Performance deposits from borrowers	10,210	9,503
Derivative liabilities	5,315	867
Guaranty obligation, net of accumulated amortization	22,735	21,155
Allowance for risk-sharing obligations	12,322	15,670
Warehouse notes payable	485,896	1,084,539
Notes payable	76,775	80,925
Total liabilities	$718,179	$1,335,457

Stockholders’ Equity
Stockholders’ equity:
Preferred shares, Authorized 50,000,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000,000; issued and outstanding 33,794,868 shares in 2013 and 33,567,730 shares in 2012.	338	336
Additional paid-in capital	241,429	236,823
Retained earnings	138,286	116,017
Total stockholders’ equity	$380,053	$353,176
Commitments and contingencies
Total liabilities and stockholders’ equity	$1,098,232	$1,688,633

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Revenues
Gains from mortgage banking activities	$63,076	$33,934	$106,007	$53,736
Servicing fees	22,370	9,827	43,511	19,206
Net warehouse interest income	1,760	1,074	3,383	2,011
Escrow earnings and other interest income	916	525	1,858	1,064
Other	2,612	1,360	5,160	5,105
Total revenues	$90,734	$46,720	$159,919	$81,122

Expenses
Personnel	$37,308	$17,363	$65,591	$29,004
Amortization and depreciation	17,728	6,725	34,984	13,966
Amortization of intangible assets	448	18	1,744	36
Provision for risk-sharing obligations	751	750	1,152	1,974
Interest expense on corporate debt	870	163	1,838	331
Other operating expenses	9,827	6,592	18,478	11,208
Total expenses	$66,932	$31,611	$123,787	$56,519
Income from operations	$23,802	$15,109	$36,132	$24,603
Income tax expense	9,259	5,817	13,863	9,472
Net income	$14,543	$9,292	$22,269	$15,131

Basic earnings per share	$0.43	$0.43	$0.66	$0.70
Diluted earnings per share	$0.42	$0.42	$0.65	$0.69

Basic weighted average shares outstanding	33,699,944	21,779,379	33,635,472	21,764,976
Diluted weighted average shares outstanding	34,485,750	21,975,853	34,330,639	21,914,452

OPERATING DATA

(dollars in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
Origination Data:
Origination Volumes by Investor
Fannie Mae	$771,766	$610,139	$1,534,739	$878,040
Freddie Mac	615,783	223,291	1,130,378	307,808
Ginnie Mae - HUD	413,719	97,317	561,152	209,920
Other (1)	758,146	406,235	1,064,497	615,670
Total	$2,559,414	$1,336,982	$4,290,766	$2,011,438

Key Metrics (as a percentage of total revenues):
Personnel expenses	41%	37%	41%	36%
Other operating expenses	11%	14%	12%	14%
Total expenses	74%	68%	77%	70%
Adjusted total expenses (2)	72%	68%	76%	70%
Operating margin	26%	32%	23%	30%
Adjusted operating margin (2)	28%	32%	24%	30%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	1.35%	1.28%	1.32%	1.36%
Fair value of MSRs created, net	1.11%	1.26%	1.15%	1.31%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (3)	1.58%	1.81%	1.52%	1.89%

	As of June 30,
	2013	2012
Servicing Portfolio by Type:
Fannie Mae	$19,541,380	$10,618,195
Freddie Mac	10,017,202	3,395,683
Ginnie Mae - HUD	4,650,472	1,578,227
Other (1)	3,676,216	1,970,727
Total	$37,885,270	$17,562,832

Key Servicing Metrics (end of period):
Weighted-average servicing fee rate	0.24%	0.23%

(1) Commercial mortgage backed securities, life insurance companies, commercial banks, and interim loan program originations

(2) This is a non-GAAP financial measure

(3) The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligation retained, as a percentage of GSE and HUD volume reflects revenue recognized, as a percentage of loan origination volume, on those loans which the Company will record an MSR upon sale of the loan. No MSRs are recorded for “Other” originations or interim loan originations.

ADJUSTED FINANCIAL METRICS RECONCILIATION TO GAAP

	For the three months ended June 30,		For the six months ended June 30,
(in thousands, except per share amounts)	2013	2012	2013	2012

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share
GAAP net income	$14,543	$9,292	$22,269	$15,131
Shares (1)	34,486	21,976	34,331	21,914
GAAP diluted earnings per share	$0.42	$0.42	$0.65	$0.69

GAAP net income	$14,543	$9,292	$22,269	$15,131
Adjustments:
Amortization of intangibles	430	—	1,709	—
Lease modification	825	—	825	—
Income tax impact of adjustments	(488)	—	(986)	—
Adjusted net income	$15,310	$9,292	$23,817	$15,131
Shares (1)	34,486	21,976	34,331	21,914
Adjusted diluted earnings per share	$0.44	$0.42	$0.69	$0.69

Reconciliation of GAAP Income from Operations and GAAP Operating Margin to Adjusted Income from Operations and Adjusted Operating Margin
GAAP income from operations	$23,802	$15,109	$36,132	$24,603
Total revenues	90,734	46,720	159,919	81,122
GAAP operating margin	26%	32%	23%	30%

GAAP income from operations	$23,802	$15,109	$36,132	$24,603
Adjustments:
Amortization of intangibles	430	—	1,709	—
Lease modification	825	—	825	—
Adjusted income from operations	$25,057	$15,109	$38,666	$24,603
Total revenues	90,734	46,720	159,919	81,122
Adjusted operating margin	28%	32%	24%	30%

Reconciliation of GAAP Total Expenses to Adjusted Total Expenses
GAAP total expenses	$66,932	$31,611	$123,787	$56,519
Adjustments:
Amortization of intangibles	430	—	1,709	—
Lease modification	825	—	825	—
Adjusted total expenses	$65,677	$31,611	$121,253	$56,519

(1): Diluted weighted average shares outstanding.

KEY CREDIT METRICS

(dollars in thousands)

	As of and for the three months ended June 30,		As of and for the six months ended June 30,
	2013	2012	2013	2012
Key Credit Metrics
Fannie Mae servicing portfolio:
Fannie Mae Full Risk	$12,725,049	$7,286,612	$12,725,049	$7,286,612
Fannie Mae Modified Risk	4,282,776	2,214,869	4,282,776	2,214,869
Fannie Mae No Risk	2,533,555	1,116,714	2,533,555	1,116,714
Total Fannie Mae	$19,541,380	$10,618,195	$19,541,380	$10,618,195
Freddie Mac servicing portfolio:
Freddie Mac Modified Risk	$68,790	$—	$68,790	$—
Freddie Mac No Risk	9,948,412	3,395,683	9,948,412	3,395,683
Total Freddie Mac	$10,017,202	$3,395,683	$10,017,202	$3,395,683
GNMA/HUD servicing portfolio:
GNMA/HUD Full Risk	$4,926	$—	$4,926	$—
GNMA/HUD No Risk	4,645,546	1,578,227	4,645,546	1,578,227
Total GNMA/HUD	$4,650,472	$1,578,227	$4,650,472	$1,578,227

Interim loan (full risk) servicing portfolio	$47,420	$16,500	$47,420	$16,500

Capital markets servicing portfolio	$3,628,796	$1,954,227	$3,628,796	$1,954,227

Total servicing portfolio unpaid principal balance	$37,885,270	$17,562,832	$37,885,270	$17,562,832

At risk servicing portfolio (1)	$14,624,757	$8,269,204	$14,624,757	$8,269,204
60+ Day delinquencies, within at risk portfolio	9,115	4,008	9,115	4,008
At risk loan balances associated with allowance for risk-sharing obligations	$112,958	$133,070	$112,958	$133,070

Allowance for risk-sharing obligations:
Beginning balance	$16,071	$14,522	$15,670	$14,917
Provision for risk-sharing obligations	751	750	1,152	1,974
Net write-offs	(4,500)	(1,643)	(4,500)	(3,262)
Ending balance	$12,322	$13,629	$12,322	$13,629

60+ Day delinquencies as a percentage of the at risk portfolio	0.06%	0.05%	0.06%	0.05%
Provision for risk-sharing as a percentage of the at risk portfolio	0.01%	0.01%	0.01%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.08%	0.16%	0.08%	0.16%
Net write-offs as a percentage of the at risk portfolio	0.03%	0.02%	0.03%	0.04%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	10.91%	10.24%	10.91%	10.24%

(1) At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial number of Freddie Mac and GNMA/HUD loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, all but three of the Company’s risk-sharing obligations that we have settled have been from full risk-sharing loans.